EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated November 1, 2022, except for Note 31 for which the date is January 18, 2023 in Amendment No. 4 to Form F-1, under the Securities Act of 1933 (File No. 333-268109) with respect to the consolidated statement of financial position of VCI Global Limited and its subsidiaries (collectively the “Company”) as of December 31, 2020 and 2021, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
February 9, 2023	Certified Public Accountants
PCAOB ID: 1171